Exhibit 99.1

MSG NETWORKS INC. REPORTS

FISCAL 2018 FIRST QUARTER RESULTS

Fiscal 2018 first quarter revenues of $157.5 million

Fiscal 2018 first quarter operating income of $76.4 million

Fiscal 2018 first quarter adjusted operating income of $81.7 million

NEW YORK, N.Y., November 2, 2017 - MSG Networks Inc. (NYSE: MSGN) today reported financial results for the fiscal first quarter ended September 30, 2017.

For the fiscal 2018 first quarter, MSG Networks Inc. generated revenues of $157.5 million, an increase of 3% as compared with the prior year period. In addition, the Company generated operating income of $76.4 million, adjusted operating income of $81.7 million and income from continuing operations of $41.2 million.(1)(2)

President and CEO Andrea Greenberg said, “We are pleased with our start to fiscal 2018 as we remain committed to building on last year’s financial, strategic and operational successes. We delivered solid financial results for our fiscal first quarter, a testament to the continued strength of our highly sought-after live content, as well as our ongoing focus on operational excellence. We also made significant strides in expanding our digital presence - achieving distribution of MSG GO with all our major affiliates and completing digital distribution agreements with two OTT operators. Looking ahead, we are confident that we can continue to generate meaningful revenue and adjusted operating income and create long-term value for our shareholders.”

Fiscal Year 2018 First Quarter Results
(In thousands, except per share data)	Three Months Ended
September 30,
2017
Revenues	$157,456
Operating income	76,353
Adjusted operating income	81,725
Income from continuing operations	41,157
Diluted EPS from continuing operations	$0.54

1.	See page 3 of this earnings release for the definition of adjusted operating income included in the discussion of non-GAAP financial measures.
2.

In the first quarter of fiscal year 2018, the Company adopted ASU No. 2017-07. The adoption of this standard resulted in the non-service cost components of net periodic benefit cost to be presented separately in the income statement from the service cost component and the non-service cost components to no longer be included in the subtotal for operating income. As this standard was applied retrospectively, the Company reclassified $0.4 million of net periodic benefit cost from selling, general and administrative expenses and direct operating expenses to a separate line item within other income (expense) in the accompanying consolidated statement of operations for the three months ended September 30, 2016. Furthermore, all prior period amounts presented throughout this release reflect reclassifications made as a result of the adoption of ASU No. 2017-07.

Summary of Reported Results from Continuing Operations

Fiscal 2018 first quarter total revenues of $157.5 million increased 3%, or $3.9 million, as compared with the prior year period. Affiliation fee revenue increased $3.8 million, primarily due to higher affiliation rates, partially offset by the impact of a low single-digit percentage decrease in subscribers versus the prior year period. Advertising revenue decreased $0.1 million, while other revenues increased $0.2 million as compared with the prior year period.

Direct operating expenses of $63.1 million increased 4%, or $2.3 million, as compared with the prior year period. The increase was primarily due to higher rights fees expense.

Selling, general and administrative expenses of $15.6 million increased 2%, or $0.3 million, as compared with the prior year period, primarily due to higher employee compensation and related benefits, partially offset by lower advertising and marketing costs and professional fees.

Operating income of $76.4 million increased 2%, or $1.4 million, as compared with the prior year period, primarily due to the increase in revenues, partially offset by higher direct operating expenses and, to a lesser extent, higher selling, general and administrative expenses (including share-based compensation expense).

Adjusted operating income of $81.7 million increased 3% or $2.4 million, as compared with the prior year period, primarily due to higher revenues and, to a lesser extent, lower selling, general and administrative expenses (excluding share-based compensation expense), partially offset by higher direct operating expenses.

About MSG Networks Inc.

An industry leader in sports production, and content development and distribution, MSG Networks Inc. owns and operates two award-winning regional sports and entertainment networks, MSG Network (MSG) and MSG+, and a live streaming and video on demand platform, MSG GO. The networks are home to 10 professional sports teams, delivering live games of the New York Knicks; New York Rangers; New York Islanders; New Jersey Devils; Buffalo Sabres; New York Liberty; New York Red Bulls and the Westchester Knicks, as well as coverage of the New York Giants and Buffalo Bills. Each year, MSG and MSG+ collectively telecast approximately 500 live professional games, along with a comprehensive lineup of other sporting events, including college football and basketball, and critically-acclaimed original programming. The gold standard for regional broadcasting, MSG Networks has won 162 New York Emmy Awards over the past ten years.

Non-GAAP Financial Measures

We define adjusted operating income, which is a non-GAAP financial measure, as operating income before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits and 4) gains or losses on sales or dispositions of businesses. Because it is based upon operating income, adjusted operating income also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the Company without regard to the settlement of an obligation that is not expected to be made in cash.

We believe adjusted operating income is an appropriate measure for evaluating the operating performance of our Company. Adjusted operating income and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income should be viewed as a supplement to and not a substitute for operating income, net income, cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income to adjusted operating income, please see page 6 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities from continuing operations less capital expenditures, both of which are reported in our Consolidated Statement of Cash Flows. Net cash provided by operating activities from continuing operations excludes net cash provided by operating activities of discontinued operations. The Company believes the most comparable GAAP financial measure is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall ability to generate liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is generated for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors for comparison of the Company’s generation of liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities from continuing operations, please see page 8 of this release.

Forward Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns Communications (212) 465-6442	Ari Danes, CFA Investor Relations (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.msgnetworks.com

Conference call dial-in number is 877-883-0832 / Conference ID Number 98595302

Conference call replay number is 855-859-2056 / Conference ID Number 98595302 until November 9, 2017

MSG NETWORKS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	September 30,
	2017	2016
Revenues	$157,456	$153,578
Direct operating expenses	63,091	60,775
Selling, general and administrative expenses	15,561	15,298
Depreciation and amortization	2,451	2,578

Operating income	76,353	74,927
Other income (expense):
Interest income	878	627
Interest expense	(10,643)	(9,515)
Other components of net periodic benefit cost	(407)	(420)

	(10,172)	(9,308)

Income from continuing operations before income taxes	66,181	65,619
Income tax expense	(25,024)	(25,258)

Income from continuing operations	41,157	40,361
Loss from discontinued operations, net of taxes	—	(120)

Net income	$41,157	$40,241

Earnings per share:
Basic
Income from continuing operations	$0.55	$0.54
Loss from discontinued operations	—	—
Net income	$0.55	$0.54
Diluted
Income from continuing operations	$0.54	$0.54
Loss from discontinued operations	—	—
Net income	$0.54	$0.53
Weighted-average number of common shares outstanding:
Basic	75,285	75,103
Diluted	75,779	75,412

MSG NETWORKS INC.

ADJUSTMENTS TO RECONCILE OPERATING INCOME

TO ADJUSTED OPERATING INCOME

(In thousands)

The following is a description of the adjustments to operating income in arriving at adjusted operating income as described in this earnings release:

•

Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under our employee stock plan and non-employee director stock plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

	Three Months Ended
	September 30,
	2017	2016
Operating income	$76,353	$74,927
Share-based compensation expense	2,921	1,776
Depreciation and amortization	2,451	2,578

Adjusted operating income	$81,725	$79,281

MSG NETWORKS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30, 2017	June 30, 2017
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$172,948	$141,087
Accounts receivable, net	105,725	105,030
Net related party receivable	7,087	17,153
Prepaid income taxes	10,191	14,322
Prepaid expenses	5,105	6,468
Other current assets	2,311	2,343

Total current assets	303,367	286,403
Property and equipment, net	10,431	11,828
Amortizable intangible assets, net	39,798	40,663
Goodwill	424,508	424,508
Other assets	41,416	41,642

Total assets	$819,520	$805,044

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable	$590	$1,241
Net related party payable	3,384	2,963
Current portion of long-term debt	72,414	72,414
Income taxes payable	11,241	11,483
Accrued liabilities:
Employee related costs	7,659	14,238
Other accrued liabilities	9,644	10,050
Deferred revenue	5,354	5,071

Total current liabilities	110,286	117,460
Long-term debt, net of current portion	1,222,328	1,240,431
Defined benefit and other postretirement obligations	28,873	29,979
Other employee related costs	3,948	3,930
Other liabilities	5,565	5,597
Deferred tax liability	351,246	351,854

Total liabilities	1,722,246	1,749,251

Commitments and contingencies
Stockholders’ Deficiency:
Class A Common stock, par value $0.01, 360,000 shares authorized; 61,648 and 61,497 shares outstanding as of September 30, 2017 and June 30, 2017, respectively	643	643
Class B Common stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding as of September 30, 2017 and June 30, 2017	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	—	6,909
Treasury stock, at cost, 2,611 and 2,762 shares as of September 30, 2017 and June 30, 2017, respectively	(187,931)	(198,800)
Accumulated deficit	(709,103)	(746,539)
Accumulated other comprehensive loss	(6,471)	(6,556)

Total stockholders’ deficiency	(902,726)	(944,207)

Total liabilities and stockholders’ deficiency	$819,520	$805,044

MSG NETWORKS INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

Summary Data from the Statements of Cash Flows

	Three Months Ended
	September 30,
	2017	2016
Net cash provided by operating activities from continuing operations	$52,419	$50,824
Net cash used in investing activities from continuing operations	(484)	(1,726)
Net cash used in financing activities from continuing operations	(20,074)	(12,252)

Net cash provided by continuing operations	31,861	36,846

Net cash used in discontinued operations	—	(939)

Cash and cash equivalents at beginning of period	141,087	119,568

Cash and cash equivalents at end of period	$172,948	$155,475

Free Cash Flow

	Three Months Ended
	September 30,
	2017	2016
Net cash provided by operating activities from continuing operations	$52,419	$50,824
Less: Capital expenditures	(484)	(1,726)

Free cash flow	$51,935	$49,098

Capitalization

September 30, 2017
Cash and cash equivalents	$172,948
Credit facility debt(a)	1,302,500

Net debt	$1,129,552

Reconciliation of operating income to AOI for trailing twelve-month period(b)
Operating Income	$316,323
Share-based compensation expense	$11,076
Depreciation and amortization	$10,169

Adjusted operating income	$337,568

Leverage ratio(c)	3.3x

(a)	Represents aggregate principal amount of the debt outstanding.

(b)	Represents reported adjusted operating income for the trailing twelve months.

(c)	Represents net debt divided by annualized adjusted operating income, which differs from the covenant calculation contained in the Company’s credit facility.